Autoliv Extends Share Repurchase Mandate

(Stockholm, Nov. 8, 2007) – Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – today announced that its Board of Directors has approved an extension of the Company’s stock repurchase program. As a result, management is authorized to repurchase an additional 7.5 million shares or approximately 10% of the Company’s outstanding common stock of approximately 75 million shares.

This mandate is the fourth buyback authorization since the adoption, in 2000, of the Autoliv stock repurchase program. The three previous buyback mandates have been for 10 million each. To date, close to 29 million of the 30 million shares that could be repurchased through these mandates, have been bought back. The Autoliv Board has now already decided to authorize another mandate, since there could arise opportunities before the next Board meeting to repurchase more shares than the one million shares remaining of the original mandates.

According to the new mandate, purchases can be made from time to time as market and business conditions warrant in the open market, either negotiated or in block transactions. There is no specified expiration date for the mandate, which enables management to buy back shares opportunistically at a pace it deems the most value creative for the Company and its long-term shareholders.

By buying back shares in an opportunistic way, Autoliv has been able to grow its earnings per share almost twice as fast as its sales and profits. Over the last 5 years, operating income has increased at an annual compounded average growth rate (CAGR) of 7.4%, while earnings per share has risen during the same period by a CAGR of 14.1%. A marginally lower effective tax rate and lower minority interest had a positive effect of 0.8 percentage points on the growth in earnings per share.

In total, the company has bought back 29 million shares since 2000 for $1.2 billion and at an average cost of $41.30 per share. Yesterday, the Autoliv stock closed at $62.76.

Inquiries:
Mats Ödman, Vice President. Corp. Comm., Tel. +46 (8) 58 72 06 23, or mob. +46 (708) 32 09 33
Ray Pekar, Director Investor Relations and Business Development, Tel. +1 (248) 475-0427